Exhibit 99.1

Sovran Self Storage Reports Second Quarter Results; Same Store NOI Increases 8.5%; Announces Acquisition of Four Properties

BUFFALO, N.Y.--(BUSINESS WIRE)--August 3, 2011--Sovran Self Storage, Inc. (NYSE:SSS), (www.unclebobs.com/company) a self storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2011.

Net income available to common shareholders for the second quarter of 2011 was $9.7 million or $0.35 per fully diluted share. For the same period in 2010, net income available to common shareholders was $15.8 million, or $0.57 (including income from discontinued operations and a gain on sale of properties of $7.7 million or $.28 per share) per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.67 per fully diluted common share compared to $0.61 for the same period last year.

Higher rental rates and the reduced use of move-in incentives contributed to the increase in earnings and FFO for the second quarter of 2011.

The Company acquired one store at the end of June and three more subsequent to the end of the quarter for total consideration of $21.2 million.

Kenneth F. Myszka, the Company’s President and COO said, “As the busy season is well under way, we’re encouraged by the strong showing in all of our markets and the healthy rebound of our pricing power. Occupancy is holding steady while we substantially reduce the use of move-in concessions.”

OPERATIONS:

Total revenues increased 7.2% over last year’s second quarter, while operating costs increased 1.4%, resulting in an NOI(3) increase of 10.6%. Overall occupancy averaged 80% for the period and rental rates improved to an average of $10.56 per sq. ft.

Revenues for the 344 stores wholly owned by the Company for the entire quarter of each year increased 5.2% from those of the second quarter of 2010, the result of a 4.0% increase in rental rates and strong growth in other revenues, primarily insurance commissions.

Same store operating expenses decreased 0.4% for the second quarter of 2011 compared to the prior year period, the result of a property tax decrease of 3.3%, offset somewhat by modest increases in property payroll expenses and maintenance costs.

Consequently, same store net operating income increased 8.5% this period over the second quarter of 2010.

General and administrative expenses grew by about $1.1 million over the same period in 2011, primarily due to increased training, internet advertising and personnel costs.

During the second quarter of 2011, all 24 states included in the Company’s same store pool achieved sales greater than the same period in 2010. The stores with the strongest revenue growth include those in New England, New York, Tennessee, and South Carolina. With regard to these results, Myszka commented, “We are especially pleased by the solid results shown in the Florida and Texas stores, with NOI increases of 8.3% and 7.7% respectively.”

PROPERTIES:

The Company acquired one store in West Deptford, NJ (just outside Philadelphia, PA) during the quarter via a consolidated joint venture at a cost of $4.2 million. In July, it acquired two additional stores in Newark, New Jersey; and one in St. Louis, MO. The total purchase price for the three properties acquired in July was $17 million and was financed via borrowings on the Company’s line of credit.

In May 2011, the Company made an additional investment of $17.0 million in Locke Sovran II, LLC and now owns 100% of that entity.

As previously announced, the Company entered into a joint venture agreement to acquire 19 properties in New Jersey and eastern Pennsylvania. Subsequent to the end of the quarter, the venture paid $164 million for the properties, of which approximately $89 million was financed via mortgage notes, $64 million was contributed by the JV Partner, and $11 million was contributed by the Company. All of the properties will be re-branded “Uncle Bob’s Self Storage®” and will be managed by the Company.

The Company is in negotiations and/or contract to directly acquire approximately $129 million of property in Georgia, Texas and Virginia. Since all of the acquisitions are subject to remaining due diligence and other contingencies, no assurance can be given that any or all of the transactions will be consummated.

The Company also added three properties to its management platform, which now has a total of 47 properties under management through joint venture and third party contracts.

The Company continues its program of expanding and enhancing its properties, expecting construction of over 500,000 square feet of additional and/or improved space at existing stores in 2011/2012.

CAPITAL TRANSACTIONS:

At June 30, 2011, the Company had $400 million of unsecured term note debt, $77.8 million of mortgage debt outstanding and $35 million drawn on its line of credit. The Company is currently in negotiations to refinance its 2011 and 2012 obligations and renew its revolving credit facility.

Illustrated below are key financial ratios at June 30, 2011:

  Debt to Enterprise Value (at $40.50/share) 31.1%
  Debt to Book Cost of Storage Facilities 35.7%
  Debt to EBITDA Ratio 4.9x
  Debt Service Coverage 3.4x

At June 30, 2011, the Company had approximately $7.7 million of cash on hand, and $90 million available on its line of credit.

YEAR 2011 EARNINGS GUIDANCE:

Management is encouraged by improving pricing power and resiliency in most markets. Nonetheless, the Company anticipates the continuation of leasing incentives supplemented by aggressive and increased advertising. An increase in same store revenue of 3% to 4% is projected from that of 2010. Property operating costs are projected to increase by 2% to 3%, including an expected 4% annual increase in property taxes. Accordingly, the Company continues to anticipate an increase of 2% to 4% in same store net operating income for 2011.

The Company intends to spend up to $30 million on its aforementioned expansion and enhancement program. It has also budgeted $12 million to provide for recurring capitalized expenditures including roofing, painting, paving, and office renovations.

Future purchases of properties made in 2011 are not expected to significantly impact 2011’s guidance inasmuch as the Company expects to invest in both low occupancy “turn-around” opportunities as well as stabilized properties. The majority of the anticipated acquisitions are not expected to close until later in the year.

General and administrative expenses are expected to increase due to income taxes on its taxable REIT subsidiaries and the Company’s plans to continue expanding its internet marketing presence and personnel required for expected acquisitions.

At June 30, 2011, all but $35 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%. As previously mentioned, the Company is in negotiations to refinance its 2011 and 2012 obligations and renew its revolving credit facility, but the potential effect of these refinancing arrangements has not been factored into guidance.

At June 30, 2011, the Company had 27.7 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, exclusive of the potential impact of debt refinancing and/or acquisition costs pertaining to acquisition of additional properties, management expects funds from operations for the full year 2011 to be approximately $2.64 to $2.68 per share, and between $0.69 and $0.71 for the third quarter of 2011.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 4, 2011. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/375595.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 402 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2011	2010
Assets
Investment in storage facilities:
Land	$242,121	$240,651
Building, equipment and construction in progress	1,192,001	1,179,305
	1,434,122	1,419,956
Less: accumulated depreciation	(288,529)	(271,797)
Investment in storage facilities, net	1,145,593	1,148,159
Cash and cash equivalents	7,691	5,766
Accounts receivable	2,148	2,377
Receivable from joint venture	315	253
Investment in joint venture	19,558	19,730
Prepaid expenses	5,385	4,408
Other assets	3,505	4,848
Total Assets	$1,184,195	$1,185,541

Liabilities
Line of credit	$35,000	$10,000
Term notes	400,000	400,000
Accounts payable and accrued liabilities	20,461	23,991
Deferred revenue	5,162	4,925
Fair value of interest rate swap agreements	7,780	10,528
Mortgages payable	77,753	78,954
Total Liabilities	546,156	528,398

Noncontrolling redeemable Operating Partnership Units at redemption value	13,900	12,480

Equity
Common stock	289	288
Additional paid-in capital	815,199	816,986
Accumulated deficit	(156,675)	(148,264)
Accumulated other comprehensive loss	(7,499)	(10,254)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	624,139	631,581
Noncontrolling interest - consolidated joint venture	-	13,082
Total Equity	624,139	644,663
Total Liabilities and Equity	$1,184,195	$1,185,541

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	April 1, 2011	April 1, 2010
	to	to
(dollars in thousands, except share data)	June 30, 2011	June 30, 2010

Revenues
Rental income	$48,014	$45,061
Other operating income	2,307	1,937
Management and acquisition fee income	388	311
Total operating revenues	50,709	47,309

Expenses
Property operations and maintenance	12,890	12,543
Real estate taxes	5,044	5,140
General and administrative	6,028	4,967
Depreciation and amortization	8,516	8,202
Amortization of in-place customer leases	141	-
Total operating expenses	32,619	30,852

Income from operations	18,090	16,457

Other income (expense)
Interest expense (A)	(8,082)	(7,929)
Interest income	8	21
Equity in income of joint ventures	64	69

Income from continuing operations	10,080	8,618
Income from discontinued operations (including gain on disposal of $7,524 in 2010)	-	7,686
Net income	10,080	16,304
Net income attributable to noncontrolling interests	(343)	(543)
Net income attributable to common shareholders	$9,737	$15,761

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.35	$0.29
Discontinued operations	-	0.28
Earnings per common share - basic	$0.35	$0.57

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.35	$0.29
Discontinued operations	-	0.28
Earnings per common share - diluted	$0.35	$0.57

Common shares used in basic
earnings per share calculation	27,559,992	27,463,500

Common shares used in diluted
earnings per share calculation	27,611,237	27,508,097

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending June 30 consists of the following
Interest expense	$7,746	$7,671
Amortization of deferred financing fees	336	258
Total interest expense	$8,082	$7,929

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	June 30, 2011	June 30, 2010

Revenues
Rental income	$95,140	$90,410
Other operating income	4,399	3,560
Management and acquisition fee income	705	623
Total operating revenues	100,244	94,593

Expenses
Property operations and maintenance	26,402	25,477
Real estate taxes	10,088	10,350
General and administrative	11,842	10,107
Depreciation and amortization	17,000	16,402
Amortization of in-place customer leases	282	-
Total operating expenses	65,614	62,336

Income from operations	34,630	32,257

Other income (expense)
Interest expense (A)	(15,979)	(15,808)
Interest income	26	41
Equity in income of joint ventures	104	139

Income from continuing operations	18,781	16,629
Income from discontinued operations (including gain on disposal of $6,944 in 2010)	-	7,562
Net income	18,781	24,191
Net income attributable to noncontrolling interests	(784)	(1,003)
Net income attributable to common shareholders	$17,997	$23,188

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.65	$0.57
Discontinued operations	-	0.27
Earnings per common share - basic	$0.65	$0.84

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.65	$0.57
Discontinued operations	-	0.27
Earnings per common share - diluted	$0.65	$0.84

Common shares used in basic
earnings per share calculation	27,548,635	27,454,301

Common shares used in diluted
earnings per share calculation	27,594,336	27,493,623

Dividends declared per common share	$0.9000	$0.9000

(A) Interest expense for the six months ending June 30 consists of the following
Interest expense	$15,386	$15,293
Amortization of deferred financing fees	593	515
Total interest expense	$15,979	$15,808

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	April 1, 2011	April 1, 2010
	to	to
(dollars in thousands, except share data)	June 30, 2011	June 30, 2010

Net income attributable to common shareholders	$9,737	$15,761
Net income attributable to noncontrolling interests	343	543
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,657	8,202
Depreciation of real estate included in discontinued operations	-	54
Depreciation and amortization from unconsolidated joint ventures	199	196
Loss on sale of real estate	-	(7,524)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(222)	(215)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(227)	(340)
Funds from operations available to common
shareholders	18,487	16,677
FFO per share - diluted	$0.67	$0.61

Common shares - diluted	27,611,237	27,508,097

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	June 30, 2011	June 30, 2010

Net income attributable to common shareholders	$17,997	$23,188
Net income attributable to noncontrolling interests	784	1,003
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	17,282	16,402
Depreciation of real estate included in discontinued operations	-	217
Depreciation and amortization from unconsolidated joint ventures	397	391
Gain on sale of real estate	-	(6,944)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(428)	(463)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(567)	(680)
Funds from operations available to common
shareholders	35,465	33,114
FFO per share - diluted	$1.29	$1.20

Common shares - diluted	27,594,336	27,493,623

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	April 1, 2011	April 1, 2010
	to	to	Percentage
(dollars in thousands)	June 30, 2011	June 30, 2010	Change

Revenues:
Rental income	$47,125	$45,018	4.7%
Other operating income	2,150	1,826	17.7%
Total operating revenues	49,275	46,844	5.2%

Expenses:
Property operations and maintenance	12,572	12,470	0.8%
Real estate taxes	4,955	5,126	-3.3%
Total operating expenses	17,527	17,596	-0.4%

Net operating income (3)	$31,748	$29,248	8.5%

(2) Includes the 344 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, amounts attributable to noncontrolling interests, depreciation and amortization expense, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, and equity in income of joint ventures.   We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results.  NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental same store data.

YEAR TO DATE SAME STORE DATA (2)	January 1, 2011	January 1, 2011
	to	to	Percentage
(dollars in thousands)	June 30, 2011	June 30, 2011	Change

Revenues:
Rental income	$93,407	$90,339	3.4%
Other operating income	4,110	3,363	22.2%
Total operating revenues	97,517	93,702	4.1%

Expenses:
Property operations and maintenance	25,785	25,330	1.8%
Real estate taxes	9,909	10,322	-4.0%
Total operating expenses	35,694	35,652	0.1%

Net operating income (3)	$61,823	$58,050	6.5%

OTHER DATA	Same Store (2)		All Stores (4)
Open	2011	2010	2011	2010

Weighted average quarterly occupancy	80.5%	80.7%	80.0%	80.5%

Occupancy at June 30	81.0%	82.0%	80.5%	81.8%

Rent per occupied square foot	$10.57	$10.16	$10.56	$10.16

(4) Does not include 25 unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the six months ended June 30, 2011:

Beginning balance	$1,419,956
Property acquisitions	4,045
Improvements and equipment additions:
Expansions	6,773
Roofing, paving, and equipment:
Stabilized stores	6,466
Recently acquired stores	117
Change in construction in progress (Total CIP $5.1 million)	(2,918)
Dispositions	(317)
Storage facilities at cost at period end	$1,434,122

	June 30, 2011	June 30, 2010

Common shares outstanding	27,699,279	27,591,109
Operating Partnership Units outstanding	339,025	342,936

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended June 30, 2011
(unaudited)

		Square	Avg Qtrly Rent per Occupied	Avg Quarterly Occupancy for the Three Months Ended June 30,		Revenue for the Three Months Ended June 30,			Expenses for the Three Months Ended June 30,			NOI for the Three Months Ended June 30,
State	Stores	Feet	Square Foot	2011	2010	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Alabama	22	1,588	$8.19	77.4%	75.0%	$2,742	$2,630	4.26%	$969	$967	0.21%	$1,773	$1,663	6.61%
Arizona	9	531	10.54	82.6%	82.9%	1,226	1,164	5.33%	416	415	0.24%	810	749	8.14%
Connecticut	5	301	17.30	81.2%	73.3%	1,085	989	9.71%	354	381	-7.09%	731	608	20.23%
Florida	53	3,442	10.64	76.3%	78.1%	7,327	7,001	4.66%	2,847	2,863	-0.56%	4,480	4,138	8.26%
Georgia	22	1,422	9.57	78.1%	79.2%	2,797	2,747	1.82%	978	1,022	-4.31%	1,819	1,725	5.45%
Louisiana	14	865	10.64	82.3%	83.0%	1,950	1,926	1.25%	602	594	1.35%	1,348	1,332	1.20%
Maine	2	113	11.95	80.6%	79.9%	284	252	12.70%	95	86	10.47%	189	166	13.86%
Maryland	4	172	14.58	86.8%	86.4%	558	531	5.08%	190	194	-2.06%	368	337	9.20%
Massachusetts	12	664	12.88	82.0%	81.2%	1,841	1,701	8.23%	645	641	0.62%	1,196	1,060	12.83%
Michigan	4	238	9.10	92.7%	84.9%	526	462	13.85%	201	192	4.69%	325	270	20.37%
Mississippi	12	926	9.50	80.9%	83.5%	1,882	1,792	5.02%	566	565	0.18%	1,316	1,227	7.25%
Missouri	7	432	11.59	84.8%	86.5%	1,094	1,050	4.19%	394	409	-3.67%	700	641	9.20%
New Hampshire	4	260	11.15	82.7%	86.1%	607	551	10.16%	196	200	-2.00%	411	351	17.09%
New York	28	1,609	13.56	86.3%	83.2%	4,857	4,448	9.20%	1,548	1,511	2.45%	3,309	2,937	12.67%
North Carolina	11	539	9.58	79.6%	79.7%	1,049	1,032	1.65%	391	398	-1.76%	658	634	3.79%
Ohio	17	1,132	9.00	85.0%	85.8%	2,251	2,112	6.58%	794	785	1.15%	1,457	1,327	9.80%
Pennsylvania	4	219	10.07	86.8%	80.9%	449	423	6.15%	149	148	0.68%	300	275	9.09%
Rhode Island	4	168	12.32	81.6%	79.9%	466	441	5.67%	182	186	-2.15%	284	255	11.37%
South Carolina	8	443	9.85	81.9%	79.6%	939	877	7.07%	358	382	-6.28%	581	495	17.37%
Tennessee	4	291	8.83	90.4%	85.2%	602	519	15.99%	251	243	3.29%	351	276	27.17%
Texas	81	5,917	10.33	79.9%	80.8%	12,495	11,990	4.21%	4,673	4,727	-1.14%	7,822	7,263	7.70%
Virginia	17	1,031	10.95	77.0%	80.6%	2,248	2,206	1.90%	728	687	5.97%	1,520	1,519	0.07%

Portfolio Total	344	22,303	$10.57	80.5%	80.7%	$49,275	$46,844	5.19%	$17,527	$17,596	-0.39%	$31,748	$29,248	8.55%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
344 wholly owned same stores.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO / Diane Piegza, VP of Communications
716-633-1850